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                              ARTHUR ANDERSEN LLP





                                                                    Exhibit 23.2



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
Brooke Group Ltd.

As independent public accountants, we hereby consent to the incorporation by reference of our report dated January 23, 1998 in the registration statement on Form S-3 (File No. 33-45377) of Brooke Group Ltd., relating to the consolidated balance sheets of Thinking Machines Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' investment and cash flows for the year ended December 31, 1997 and the period from February 8, 1996 (inception) to December 31, 1996, which report appears in the December 31, 1997 annual report on Form 10-K of New Valley Corporation.



/s/ Arthur Andersen LLP


Boston, Massachusetts
April 22, 1998